Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 10, 2021 with respect to the consolidated financial statements of Weber-Stephen Products LLC, in the Registration Statement (Form S-1) and related Prospectus of Weber Inc. for the registration of shares of Weber Inc. common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

July 12, 2021